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                [LETTERHEAD OF KPMG PEAT MARWICK APPEARS HERE]


                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Network Six, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-87208) on Form S-8 of Network Six, Inc. of our report dated March 28, 1997 relating to the balance sheet of Network Six, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of Network Six, Inc.

Our report, dated March 28, 1997, contains an explanatory paragraph that states the Company became a defendant in significant litigation with the State of Hawaii ("the State") related to its system implementation contract with the State, has become a party to other litigation related to the Hawaii contract, has suffered recurring losses, and has a bank financing agreement which has expired. These circumstances raise substantial doubt about the entity's ability to continue as a going concern. The 1996 and 1995 financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ KPMG Peat Marwick LLP

Providence, Rhode Island
March 26, 1998